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                                   EXHIBIT 17


                                DONALD A. BIALIK
                            3911 CRESTVIEW ROAD S.W.
                           CALGARY, ALBERTA  T2T 2L5




July 15, 1999


Philip Ladouceur
Executive Chairman
FUTURELINK DISTRIBUTION CORP.
Suite 300, 250 - 6th Avenue SW
Calgary Alberta T2P 3H7




Dear Phil:

As discussed and agreed, I hereby resign as a member of the Board of Directors of FutureLink Distribution Corp., including any and all subsidiaries and affiliate companies thereof, effective immediately. I also tender my formal resignation as Vice-Chairman of the FutureLink companies effective June 30, 1999.

I have enjoyed working with you and the other members of FutureLink's management, but, for well considered personal reasons, will not be able to continue in my capacity as an officer and director of the company.

Please let me know if there is anything further I can do for you or the company.

Yours truly,


[signed: Don Bialik]


Don Bialik

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